UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2006

YP CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-24217	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4840 East Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of Principal Executive Offices	(Zip code)

Registrant’s telephone number, including area code	(480) 654-9646

Not Applicable.
(Former Name or Former Address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 19, 2006, YP Corp. (the “Company”) entered into an employment agreement with Daniel L. Coury, Sr., which calls for Mr. Coury to serve as the Chief Executive Officer and President of the Company. As previously disclosed in the Company’s Current Report on Form 8-K dated February 21, 2006, Mr. Coury has acted as interim Chief Executive Officer since January 25, 2006. As permanent Chief Executive Officer and President, Mr. Coury will receive a salary of $420,000, plus 10% annual salary increases, beginning with the Company’s fiscal year ending September 30, 2008; an annual bonus of $150,000, provided the Company obtains certain performance measures as established by the Company’s Board of Directors; a one time bonus of $150,000 if and when the common stock of the Company is listed on a national exchange; and a grant of 1,000,000 shares of restricted stock of the Company (“Restricted Shares”), which vest upon the earlier to occur of three years or a “change of control” (as defined in the Company’s 2003 Stock Plan); provided, however, that Mr. Coury is obligated to return 1/3 of the Restricted Shares at the end of each fiscal year unless certain performance targets are reached for that fiscal year.

Additionally, in the event that Mr. Coury terminates his employment for “good reason” or the Company terminates his employment other than for “Cause” or on account of his death or “disability,” as each of those terms is defined in the employment agreement, Mr. Coury will receive 12 months of continuing salary, and all restricted stock granted to the employee prior to the employment agreement and the portion of the Restricted Shares that remain unvested and for which the annual risk of forfeiture has lapsed due to annual performance targets being achieved will be immediately accelerated.

On September 19, 2006, the Company also amended the employment agreements of Gary Perschbacher, the Company’s Chief Financial Officer, and John Raven, the Company’s Chief Operating Officer. Mr. Perschbacher’s amended employment agreement provides for an extension of the term until September 20, 2009; 10% annual salary increases, beginning with the Company’s fiscal year ending September 30, 2008; and a grant of 100,000 shares of restricted stock of the Company pursuant to the Company’s 2003 Stock Plan. Mr. Raven’s amended employment agreement provides for an extension of the term until September 20, 2009; an annual salary of $220,000, plus 10% annual salary increases, beginning with the Company’s fiscal year ending September 30, 2008; a $25,000 cash bonus upon execution of the employment agreement; and a grant of 25,000 shares of restricted stock of the Company pursuant to the Company’s 2003 Stock Plan.

On September 19, 2006, the Company also granted to Joseph Cunningham, a member of the Company’s Board of Directors, 100,000 shares of restricted stock of the Company in connection with his appointment to serve as Chairman of the Board of Directors and Chairman of the Company’s Audit Committee. Mr. Cunningham will receive an aggregate of $6,000 per month in lieu of all other director compensation for his service as Chairman of the Board and Chairman of the Audit Committee.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information disclosed under Item 1.01 is incorporated herein by reference.

Effective September 19, 2006, the Company appointed Mr. Coury to serve as its permanent Chief Executive Officer and President, subject to the terms of his employment agreement. Mr. Coury will remain a member of the Company’s Board of Directors; however, he has resigned his position as Chairman of the Board. Joseph Cunningham, the Chairman of the Company’s Audit Committee, will also assume the title of Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YP CORP.

Date: September 22, 2006	/s/ Gary Perschbacher
Gary Perschbacher
Chief Financial Officer